Exhibit 99.1

Laser Photonics Regains Nasdaq Compliance for Quarterly Filing Requirement

Orlando, Fla., December 31, 2025 – Laser Photonics Corporation (NASDAQ: LASE) (“LPC”), $LASE, a global leader in industrial laser systems for cleaning and other material processing applications, today announced that it has regained compliance with Nasdaq Listing Rule 5250(c)(1) related to the timely filing of its periodic reports.

The Nasdaq Stock Market has confirmed that the Company’s December 23, 2025, filing of its Form 10-Q for the quarter ended September 30, 2025, satisfies the quarterly reporting requirement. As a result, Nasdaq has closed the related compliance matter.

About Laser Photonics Corporation

Laser Photonics Corporation (NASDAQ: LASE) is a leading global developer of industrial and commercial laser technologies for cleaning, cutting, engraving and marking. Our CleanTech product line remains the industry’s only 100% environmentally friendly industrial laser cleaning solution and continues to serve as a cornerstone of our offerings targeting Aviation & Aerospace, Automotive, Defense/Government, Energy, Maritime and Space-Exploration sectors. Through the acquisitions of Beamer Laser Systems and Control Micro Systems (CMS), Laser Photonics has broadened its capabilities and expanded its portfolio into new markets, including laser systems for pharmaceutical and semiconductor manufacturing as well as broader industrial manufacturing applications. In addition, our strategic partnership with Fonon Technologies strengthens our position in defense and federal sectors and includes the co-development of its Laser Shield Anti-Drone (LSAD) systems, unlocking opportunities for next-generation defense applications. For more information, visit https://laserphotonics.com.

Investor Relations and Media Contact:

Brian Siegel, IRC®, M.B.A.

Senior Managing Director

Hayden IR

(346) 396-8696
laser@haydenir.com